CODE OF ETHICS
                       ING CLARION REAL ESTATE SECURITIES


--------------------------------------------------------------------------------------------------
 SECTION NO.:        2 1000                             VERSION:           2.0
 POLICY OWNER:       W. Zitelli                         EFFECTIVE DATE:    31 December 2008
 FILE LOCATION:      L:\Compliance\ComplGuid&Reg        PRIOR POLICY:      N/A
--------------------------------------------------------------------------------------------------

ING Clarion Real Estate Securities ("Clarion") is confident that its officers, Directors, and Access Persons act with integrity and good faith. Clarion recognizes, however, that personal interests may conflict with Clarion's clients' interests (to include the interests of shareholders of registered investment companies which Clarion manages or sub-advises) where Access Persons:

      o   Know about present or future portfolio transactions; or
      o   Have the power to influence portfolio transactions; and
      o   Engage in securities transactions for their personal account(s).

In an effort to prevent any conflicts from arising and in accordance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 and Rule 204A-1, Clarion has adopted this Code of Ethics (the "Code") to address transactions that may create (or appear to create) conflicts of interest and to establish reporting requirements and enforcement procedures. Definitions of Capitalized terms are attached as EXHIBIT A.

I.    STATEMENT OF GENERAL PRINCIPLES

      In recognition of the trust and confidence placed in Clarion, and because Clarion believes that its operations should benefit its clients, Clarion has adopted the following universally applicable principles:

      A. All Clarion employees are designated as an Access Person. Current list of Access Persons attached as EXHIBIT B;
      B. The interests of its clients are paramount. Access Persons must place client interests before their own;
      C. Access Persons must accomplish all personal securities transactions in a manner that avoids any conflict (or the appearance of a conflict) between their personal interests and those of its clients; and
      D. Access Persons must avoid actions or activities that bring into question their independence or judgment.

II.   STANDARDS OF PROFESSIONAL CONDUCT

      Employees of Clarion shall conduct themselves with integrity and dignity and act in an ethical manner in their dealings with the public, clients, customers, employers, employees and fellow analysts.

      Employees of Clarion should conduct themselves and should encourage others to practice financial analysis and securities management in a professional and ethical manner that will reflect credit on themselves, their employer and their profession.

      Employees of Clarion should act with competence and should strive to maintain and improve their competence and that of others in the profession.

      Employees of Clarion should use proper care and exercise independent professional judgment.

III.  OBLIGATION TO INFORM EMPLOYEE OF CODE AND STANDARDS

      Each employee of Clarion is obligated to comply with the Standards of Professional Conduct, and is subject to disciplinary sanctions for violations thereof. Clarion hereby delivers a copy of the Standards to each employee for his or her permanent reference.

IV.   COMPLIANCE WITH GOVERNING LAWS AND REGULATIONS AND THE CODE AND STANDARDS

      A. REQUIRED KNOWLEDGE AND COMPLIANCE Clarion and each employee shall maintain knowledge of and shall comply with all applicable laws, rules, and regulations of any government, governmental agency, and regulatory organization governing their professional, financial, or business activities, as well as with these Standards of Professional Conduct.

      B. PROHIBITION AGAINST ASSISTING LEGAL AND ETHICAL VIOLATIONS Clarion and each employee shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing professional, financial, or business activities, nor any act which would violate any provision of these Standards of Professional Conduct.

      C. PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION Clarion and each employee shall comply with all laws and regulations relating to the use and communication of material nonpublic information. Clarion and each employee shall exercise care not to trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

          Duties under the standard include the following: (1) If Clarion or any employee acquires such information as a result of a special or confidential relationship with an issuer or others, he or she shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, if it violates that relationship, and (2) If Clarion or the employee is not in a special or confidential relationship with the issuer or others, he or she shall not communicate or act on material nonpublic information if he or she knows, or should have known, that such information (a) was disclosed to him, or would result, in a breach of a duty, or (b) was misappropriated.

          If such a breach of duty exists, Clarion and the employee shall make reasonable efforts to achieve public dissemination of such information.

      D.  RESPONSIBILITIES OF SUPERVISORS

          Any person of Clarion with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to his or her control, to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Standards of Professional Conduct. Clarion may establish reasonable procedures to fulfill this requirement.

V.    RESEARCH REPORTS, INVESTMENT RECOMMENDATIONS AND ACTIONS

      A. REASONABLE BASIS AND REPRESENTATIONS Each employee in a research, analytical or portfolio management capacity shall:
          1. Exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others;
          2. Have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation;
          3. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation; and
          4. Maintain appropriate records to support the reasonableness of such recommendations and actions.

      B.  RESEARCH REPORTS
          Each employee in a research, analytical or portfolio management capacity shall:
          1. Use reasonable judgment as to the inclusion of relevant factors in research reports;
          2.  Distinguish between facts and opinions in research reports; and
          3. Indicate the basic characteristics of the investment involved when preparing for internal distribution a research report that is not directly related to a specific portfolio or client.

      C. PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS Each employee in a research, analytical or portfolio management capacity shall:

          1. When making an investment recommendation or taking an investment action for a specific portfolio or client, consider its appropriateness and suitability for such portfolio or client. In considering such matters, the employee shall take into account (a) the needs and circumstances of the client,
              (b) the basic characteristics of the investment involved, and
              (c) the basic characteristics of the total portfolio. He or she shall use reasonable judgment to determine the applicable relevant factors;

          2. Distinguish between facts and opinions in the presentation of investment recommendations; and

          3. Disclose to clients and prospective clients the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients any changes that might significantly affect those processes.

      D. PROHIBITION AGAINST PLAGIARISM Employees shall not, when presenting material to associates, customers, clients, or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. However, employees may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

      E. PROHIBITION AGAINST MISREPRESENTATION OF SERVICES Employees shall not make any statements, orally or in writing, which misrepresent (1) the services that the individual or Clarion is capable of performing for the client, (2) the qualifications of such analyst or Clarion, and/or
          (3) the expected performance of any investment.

          Employees shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except for communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument. However, employees and Clarion may make reasonable estimations of future earnings, funds from operations, dividends and other items if they are clearly labeled as estimates or projections.

      F.  PERFORMANCE PRESENTATION STANDARDS
          1. Clarion and any employee shall not make any statements, orally or in writing, which misrepresent the investment performance that the individual or the firm has accomplished or can reasonably be expected to achieve.
          2. If any employee communicates, directly or indirectly, individual or firm performance information to a client or prospective client, or in a manner intended to be received by a client or prospective client ("Performance Information"), he or she shall make every reasonable effort to ensure that such Performance Information is a fair, accurate, and complete presentation of such performance.
          3.  Clarion shall inform each employee about the existence and content of the CFA Institute's (a.k.a. AIMR) standards and shall advise each employee that Clarion has adopted and uses the Global Investment Performance Standards ("GIPS(R)).
          4. Any employee presenting Performance Information may use the following legend on the Performance Information presentation, but only if the individual has made every reasonable effort to ensure that such presentation is in compliance with GIPS(R) in all material respects:

              "This report has been prepared and presented in compliance with the GIPS(R) of the CFA Institute."

          5. All employees will follow the disclosure procedures when disseminating performance and marketing materials either directly or indirectly to a client or a prospective client.

      G. FAIR DEALING WITH CUSTOMERS AND CLIENTS Clarion and each employee shall act in a manner consistent with their obligation to deal fairly with all customers and clients when (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, and (3) taking investment action.

VI.   PRIORITY OF TRANSACTIONS

      Employees of Clarion shall conduct themselves in such a manner that transactions for their customers, clients, and employer have priority over transactions in securities or other investments of which they are the beneficial owner, and so that transactions in securities or other investments in which they have such beneficial ownership do not operate adversely to their interests. If an employee decides to make a recommendation about the purchase or sale of a security or other investment, they shall give customers, clients, and employer adequate opportunity to act on this recommendation before acting on their own behalf. To further ensure no conflicts of interest, Clarion has prohibited employees from owning securities within our investable universe.

      For purposes of these Standards of Professional Conduct, an employee is a "beneficial owner" if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

VII.  DISCLOSURE OF CONFLICTS AND OUTSIDE BUSINESS ACTIVITY

      A. It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that an employee's actions or decisions will be affected because of actual or potential differences between or among the interests of Clarion, its affiliates or clients, and/or the employee's own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to Clarion, its affiliates or its clients or any gain to Clarion or the employee, and irrespective of the motivations of the employee involved.

      B. Employees are prohibited from engaging in other employment or business activities, including personal investments that interfere with their duties to

          ING Clarion, divide their loyalty, or create or appear to create a conflict of interest. Furthermore, employees are required to avoid any situation that represents the appearance of a conflict with Clarion's interest. Examples of possible conflicts of interest situations include, but are not limited to: secondary employment by another real estate organization, gifts, favors or contractual work from any organization doing business or potentially doing business with ING, receipt of money, loans, services and unauthorized use of ING's information, telephone facilities, supplies or names. Each employee should promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer. The Chief Compliance Officer's determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the Chief Compliance Officer determines is harmful to the interests of clients or the interests or reputation of ING Clarion must be terminated.

          1. INTEREST IN COMPETITORS, CLIENTS OR SUPPLIERS. Clarion understands that employees may have family members who work in the financial services industry. In some circumstances, this could create a divided loyalty or the appearance of one. To assist Clarion in monitoring potential conflicts of interest, Clarion asks that all employees notify the Chief Compliance Officer if any family member who shares the employee's household ("Immediate Family") serves as an employee, officer, director, or trustee of, or has a substantial interest in or business relationship with, a competitor, client, or supplier of Clarion (other than any Clarion affiliate).

          2. THE GIVING OR OFFERING OF GIFTS, LOANS, FAVORS, ETC. No employee or member of his or her Immediate Family shall give or accept from any entity that conducts business or competes with Clarion any compensation (including reimbursement of transportation, meal or hotel expenses for personal trips or business trips made on behalf of Clarion), gift, loan or entertainment having more than nominal value, or other substantial favor for his or her personal benefit. For purposes of this restriction, nominal value shall mean $100 or less. However, employees or members of their Immediate Families are not prohibited from obtaining loans made or provided in the ordinary course of business or other goods or services (on the same terms as are available generally to public customers) from banks, broker-dealers, insurance companies or other financial institutions that may have relationships with Clarion.

          3. INTEREST IN TRANSACTIONS. No employee or a member of his or her Immediate Family shall engage in any transaction involving Clarion if the employee or a member of his Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee's normal compensation), except as the Chief Compliance Officer specifically authorizes in writing.

          4. OUTSIDE EMPLOYMENT, SERVICE AS A CORPORATE DIRECTOR. Any employee who is employed by, accepts any remuneration from, or performs any services for, any person or entity, including serving as a director of a public company (including a public company in which Clarion owns an interest, called a "Portfolio Company"), trustee or general partner of a partnership, other than Clarion or any affiliate, must notify the Chief Compliance Officer of this fact in writing and obtain written approval. No notification is needed to serve in these capacities in a non-profit corporation, with Clarion or an affiliate of Clarion, or a private Portfolio Company. In no event should any employee have any outside employment that might cause embarrassment to or jeopardize the interests of Clarion, interfere with its operations, or adversely affect his or her productivity or that of other employees. As a general matter, Clarion discourages employees from accepting outside employment with any investment adviser, broker-dealer, bank, insurance or reinsurance company or other financial institution with which Clarion or its affiliates may compete or have or seek a business relationship.

          5. DIVERSION OF CLARION BUSINESS OR INVESTMENT OPPORTUNITY. No employee shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with Clarion, and in which he or she knows Clarion or its clients (the funds) might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to Clarion, offering the opportunity to Clarion or its clients, and receiving specific written authorization from the Chief Compliance Officer.

      C. All employees, when making investment recommendations, or taking investment actions, shall disclose to the Chief Compliance Officer any material conflict of interest relating to them and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair their ability to render unbiased and objective advice.

      D. Employees shall disclose to Clarion all matters that could reasonably be expected to interfere with their duty to the employer, or with their ability to render unbiased and objective advice.

      E. Employees shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations or organizations governing their activities and shall comply with any prohibitions on activities if a conflict of interest exists.

VIII. COMPENSATION

      A.  DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS

          All employees shall inform the Chief Compliance Officer of compensation or other benefit arrangements in connection with their services to them which are in addition to compensation from them for such services.

      B.  LIMITS ON ACCEPTING OR RECEIVING GIFTS

          Employees cannot accept or receive any gift of more than de minimis value from any person or entity in connection with the account's (or any series thereof) entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the account.

      C.  DUTY TO EMPLOYER

          Employees shall not undertake independent practice which could result in compensation or other benefit in competition with their employer, unless they have received written consent from both Clarion and the person for whom they undertake independent employment.

IX.   GIFTS

      A. Employees and their immediate families shall not accept any gift from or give any gift to a third party whom they know does business with Clarion beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances. The purpose of gifts in a business setting, including entertainment, is to establish goodwill and develop beneficial business relationships. Inexpensive gifts of a promotional nature or social invitations that are considered customary, reasonable and proper under the business circumstances (such as a business meal) may be accepted. However, employees must decline the following:
          1. Anything offered as a "quid pro quo" (as part of an agreement to do, or not to do, anything in return for the gift);
          2. Any gift of cash or cash equivalents (such as loans, stock, stock options, etc.); or
          3. Any gift that would cause the person or party offering the gift to violate any law, rule, regulation or the specific ethical standards of Clarion's standards of professional conduct.

              Any gift that is received or given in excess of $100 must be submitted to the Chief Compliance Officer via an attached form for prior approval. A Gift Approval Form is attached as EXHIBIT C.

              An employee should refuse any gift offered to them when that gift is being offered to influence the employee's actions or where the acceptance of the gift is likely to create the appearance of a conflict of interest.

      B.  COMPENSATION FROM NON-COMPANY SOURCES
          Employees may not accept compensation, in any form, for any services performed on behalf of Clarion in their capacity as employee from any source other than Clarion.

X.    RELATIONSHIPS WITH OTHERS

      A.  PRESERVATION OF CONFIDENTIALITY
          Employees shall preserve the confidentiality of information communicated by any client concerning matters within the scope of the confidential relationship, unless they receive information concerning illegal activities on the part of the client.

      B.  MAINTENANCE OF INDEPENDENCE AND OBJECTIVITY
          Employees, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

      C.  FIDUCIARY DUTIES
          Employees, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.

XI.   USE OF PROFESSIONAL DESIGNATION

      Employees may use, as applicable, the professional designation "Member of the CFA Institute," "Member of the Financial Analysts Federation," and "Member of the Institute of Chartered Financial Analysts," and are encouraged to do so, but only in a dignified and judicious manner. The use of the designations may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation, and (2) of the CFA Institute, the Financial Analysts Federation, and the Institute of Chartered Financial Analysts, as applicable.

      The Chartered Financial Analyst may use the professional designation "Chartered Financial Analyst," or the abbreviation "CFA," and is encouraged to do so, but only in a dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation, and (2) of the CFA Institute and the Institute of Chartered Financial Analysts.

XII.  PROFESSIONAL MISCONDUCT

      Employees shall not commit a criminal act that upon conviction materially reflects adversely on their honesty, trustworthiness, or fitness as a financial professional in other respects.

      A.  PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

          An employee cannot, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by an account:

          1.  Employ any device, scheme or artifice to defraud a client;
          2. Make any untrue statement of a material fact or omit to state to the account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
          3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the account; and
          4.  Engage in any manipulative practice with respect to the account.

XIII. PERSONAL TRADING

      A.  PROHIBITED PURCHASES AND SALES
          1. No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

              a.  is being considered for purchase or sale by a Firm; or
              b.  is being purchased or sold by a Firm.

          2. All employees are subject to a blackout period whereby no personal trading is to take place in either the ING Clarion Real Estate Income Fund or the ING Clarion Global Real Estate Income Fund during the time that material non-public information is known regarding the named funds. Examples of this would include but is not limited to capital gain distributions and dividend reassessment. All employees will be notified that the blackout period will be strictly enforced until the public release of the determined payout. Compliance will then notify all employees that the blackout period has ceased."

          3. Effective January 1, 2009, all employees are subject to a 30-day minimum holding period for shares of the closed-end funds, ING Clarion Real Estate Income Fund (IIA) and ING Clarion Global Real Estate Income Fund (IGR). Any shares of IIA or IGR purchased cannot be sold within 30-days.

              a. Further, under section B.7., below, Officers and Directors of the closed-end funds are subject to a 180-day holding period.

          4. In addition, Clarion has imposed a 30-day moratorium (after the acquisition date) on selling shares of a mutual fund of the advisor or an affiliate. This includes buying and selling within a 401K platform or on behalf of IRA accounts.
              a. Exemption for the sale of Principal Fund shares, stock or investments in the Principal 401k plan, may be made under special circumstances as determined by the Chief Compliance Officer and approved in advance in writing.

          5. No security as included within our investable universe. A list of securities is located as S:\Complian\Compliance Manual\ CodeofEthics\Domestic Buyout and Global Buyout.

      B.  Reporting Requirements

          1. The Chief Compliance Officer's Duties and Responsibilities a.) The Chief Compliance Officer shall notify each person who becomes an Access Person of Clarion, and who is required to report under this Code of Ethics, their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

              b.) Confidentiality: All reports and other information submitted to the Chief Compliance Officer pursuant to this Code will be treated as confidential.

          2.  Initial Holding Reports

              Access Persons must submit within 10 days a listing of all Securities Beneficially Owned, as well as all of their securities accounts. Such reports need not show transactions effected for, or securities held in, personal securities accounts over which the Access Person has no direct or indirect influence or control, securities of registered open-end investment companies and other Exempted Securities under the Code. Access Persons must submit this list to the Chief Compliance Officer within ten days of the date first subject to this Code's reporting requirements. An Initial Holdings Report Form is attached as EXHIBIT D.

          3.  Annual Holdings Reports

              Within 30 days of the end of the calendar year, Access Persons must submit to the Chief Compliance Officer a listing of all Covered Securities Beneficially Owned, as well as all of their securities accounts in which said securities are held. The list must be current as of the end of the calendar year. Such reports need not show transactions effected for, or securities held in, personal securities accounts over which the Access Person has no direct or indirect influence or control ("Excluded Accounts"). An Annual Holdings Report Form is attached as EXHIBIT E.

          4.  Quarterly Transaction Reports

              a.) Each quarter, Access Persons must report all of their Covered
                  Securities transactions affected, as well as any Covered Securities Accounts established during the quarter. They must submit their report to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. A Quarterly Personal Securities Transactions Report Form is included as EXHIBIT F.

              b.) Access Persons had no reportable transactions and did not open any Non-Exempted Securities Accounts during the quarter, they are still required to submit a transaction report, noting that there were no reportable items during the quarter. It should be signed and dated before submission.

          5.  Pre-Approval of Investments in IPOs and Limited Offerings

              Access Persons must obtain pre-approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership of any Security offered in connection with an IPO or Limited Offering.

          6.  Employee Accounts

              a.) TRANSMISSION OF ACCOUNT INFORMATION. Employees are required to ensure that duplicate confirmations and account statements for employee outside accounts and employee-related accounts maintained outside of an ING or ING affiliated broker-dealer ("employee related outside accounts") are transmitted to the Legal and Compliance Department.

              b.) Employee related accounts over which the employee neither exercises discretion nor receives prior knowledge of transactions are not subject to the above directive.

          7. Transaction Approvals and Restrictions (All Employee Accounts)) a.) TRANSACTIONS IN SECURITIES ISSUED BY ING OR ING AFFILIATES
                  ("ING SECURITIES). Purchases of non-mutual fund ING Securities in employee and employee-related accounts are subject to a 180 calendar day, rather than a thirty calendar day, holding period (without exception). The only transactions in options on ING Securities that may be effected in such accounts are the purchase of puts to protect, or the sale of calls against, existing positions or the exercise of options granted an employee as compensation by ING or an ING affiliate.

                  Employees and related persons may also be restricted from effecting transactions in ING Securities the day prior to, the day of and the day after earnings announcements by certain ING affiliates. Such "black out" periods may also be imposed in connection with other significant corporate announcements. In addition, members of senior management and their related persons may be subject to more extensive black out periods in anticipation of corporate announcements.

              b.) PRIVATE INVESTMENTS. Transactions by employees and related persons in "private investments" (i.e., investments in private entities that generally cannot be held in a securities or futures account) are subject to ING's or ING affiliate's policies relating to outside activities and investment of employees. Such investments require prior supervisory and Legal and Compliance Department approval and more detailed disclosure than that mandated in connection with investments in public issuers.

              c.) MISUSE OF MATERIAL, NON-PUBLIC INFORMATION. Under no
                  circumstances may an employee effect a transaction or direct that a transaction be effected in a financial instrument while the employee is in possession of material, non-public information relating to the financial instrument or issuer of the financial instrument. Information should be deemed "material" if it would be deemed important to an investor in determining whether to buy, sell or hold the instrument. Information generally should be deemed non-public until it has been circulated to the general public by means such as a news story, press release or a filing with the SEC.

              d.) MISUSE OF OTHER CONFIDENTIAL OR PROPRIETARY INFORMATION. Under
                  no circumstances may an employee effect a transaction or direct that a transaction be effected in a financial instrument based on advanced knowledge of a research report to be published by ING or an ING affiliate or another financial institution, advance knowledge of a client order, or any other form or type of confidential or proprietary information.

XIV.  ISSUES ARISING FROM DISCLOSURES

      A. The Chief Compliance Officer will, on a quarterly basis, compare all reported personal securities transactions with the client's completed account transactions and a list of securities that were being considered for purchase or sale by Clarion during the period to determine whether a Code violation may have occurred.

      B. If the Chief Compliance Officer finds that a Code violation may have occurred, or believes that a Code violation may have occurred, the Chief Compliance Officer must obtain a confidential report and any explanatory material from the Access Person. The Chief Compliance Officer will determine whether the Access Person violated the Code.

      C. No Access Person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

      D. If the Chief Compliance Officer finds that an Access Person has violated the code, the Chief Compliance Officer will approve a proposed resolution of the situation or, if appropriate, impose upon the Access Person sanctions that the Chief Compliance Officer deems appropriate and will report the violation and the resolution and/or sanction imposed to the Clarion executive committee or board of any registered investment companies for which Clarion acts as an adviser unless, in the sole discretion of the Chief Compliance Officer, circumstances warrant an earlier report.

XV.   RECORDKEEPING

          Clarion will maintain records as set forth below. These records will be maintained in accordance with Rule 204-2, Amended 204A-1, and Rule 17j-1 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

      A. A copy of this Code and any other code adopted by Clarion, which is, or at any time within the past five years has been, in effect, will be preserved in an easily accessible place.

      B. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

      C. A copy of each Quarterly Transaction Report, Initial Holdings Report, Annual Holdings Report and account statements and duplicate confirmations submitted under this Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made, including for the first two years in an easily accessible, confidential and secured place.

      D. A record of all Access Persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

      E. A record of all Access Persons written acknowledgement that they have received and understood the Code of Ethics. Furthermore, code of ethics acknowledgement forms will be kept for five years after the individual ceases to be a supervised person.

      F. A copy of each annual report of issues arising under this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

      G. Clarion must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

XVI.  ANNUAL WRITTEN REPORT FOR MUTUAL FUND CLIENTS

      At least once a year, Clarion will provide to the Board of any registered investment companies for which it acts as an Adviser or sub-advisor ("Board") a WRITTEN report that includes:

      A. Issues arising under the Code for registered investment companies. The reports must describe any issue(s) that arose during the previous year under the Codes or procedures thereto, including any material code or procedural violations, and any resulting sanction(s);

      B. The Chief Compliance Officer may report to the Board more frequently as the Chief Compliance Officer deems necessary or appropriate and shall do so as requested by the Board; and

      C. Certification. Each report must be accompanied by a certification to the Board that Clarion has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.